Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

South Plains Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(1)(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities (3)	Rule 457(o)	-	-	-	-	-
	Equity	Common Stock, par value $1.00 per share	Rule 457(o)	-	-	-	-	-
	Equity	Preferred Stock, par value $1.00 per share	Rule 457(o)	-	-	-	-	-
	Other	Depositary Shares (4)	Rule 457(o)	-	-	-	-	-
	Other	Subscription Rights (5)	Rule 457(o)	-	-	-	-	-
	Other	Warrants (6)	Rule 457(o)	-	-	-	-	-
	Other	Units (7)	Rule 457(o)
	Unallocated (Universal) Shelf	-	Rule 457(o)	$150,000,000.00		$150,000,000.00	0.00014760	$22,140.00
	Total Offering Amounts					$150,000,000.00		$22,140.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$22,140.00

(1)
The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)
This registration statement covers such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of depositary shares and such indeterminate amount of debt securities, warrants, subscription rights and units of South Plains Financial, Inc. (“SPFI”), as having an aggregate initial offering price not to exceed $150,000,000.00.  The securities registered hereunder are to be issued from time to time at prices to be determined.  In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
The debt securities being registered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or any combination thereof, as more fully described herein.

(4)
The depositary shares registered hereunder will be evidenced by depositary receipts issued pursuant to a deposit agreement. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests of preferred stock and the shares will be issued to the depositary under the deposit agreement.

(5)
Subscription rights evidencing the right to purchase common stock, preferred stock, depositary shares or debt securities.

(6)
Includes warrants to purchase common stock, preferred stock, depositary shares, debt securities or other securities that may be registered hereunder and issued and sold from time to time.

(7)
Each unit will be issued under a unit agreement, indenture, or other agreement and will represent an interest in one or more shares of common stock, preferred stock, debt securities, depositary shares, rights or warrants in any combination thereof.